Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON SUPPLEMENTAL INFORMATION

Shareholders and the Board of Directors

of WhiteHorse Finance, Inc.

Miami, Florida

We have audited and reported separately herein on the consolidated financial statements of WhiteHorse Finance, Inc. (the “Company”) as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022. We have also previously audited and reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2020, 2019 and 2018 (not presented herein) appearing under Item 8 of the Company’s 2020, 2019 and 2018 Annual Report on Form 10-K.

The senior securities information included in Part II, Item 7 of the Annual Report on Form 10-K of the Company for the year ended December 31, 2022, under the caption “Senior Securities” (the “Senior Securities Table”), has been subjected to audit procedures performed in conjunction with the audit of the Company’s consolidated financial statements. The Senior Securities Table is the responsibility of the Company’s management. Our audit procedures included determining whether the Senior Securities Table reconciles to the consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the Senior Securities Table. In forming our opinion on the Senior Securities Table, we evaluated whether the Senior Securities Table, including its form and content, is presented in conformity with the instructions to Form N-2. In our opinion, the Senior Securities Table is fairly stated, in all material respects, in relation to the Company’s respective consolidated financial statements as a whole.

/s/Crowe LLP

Crowe LLP

Costa Mesa, California

March 3, 2023